Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-1 of our report dated April 9, 2020, except for the effects on the financial statements of the restatement described in Note 19 and Note 21, as to which the date is October 26, 2020, relating to the consolidated financial statements of Kona Gold Beverage, Inc. (formerly known as Kona Gold Solutions, Inc.), as of December 31, 2019 and 2018, and to all references to our firm under the caption “Experts” included in Prospectus.

Certified Public Accountants

Lakewood, CO

October 26, 2020